Exhibit 99.1

                        COLONIAL COMMERCIAL CORP. REPORTS
                        ---------------------------------
                   69.4% INCREASE OF QUARTERLY NET INCOME AND
                   ------------------------------------------
                       27.4% INCREASE OF ANNUAL NET INCOME
                       -----------------------------------

     HAWTHORNE, New Jersey (March 29, 2006) - Colonial Commercial Corp. ("Colonial") (OTC Bulletin Board: "CCOM," "CCOMP"), today announced its financial results for the fourth quarter and year ended December 31, 2005.

For the year:

     -    Net income increased 27.4% to $2,115,631 from $1,661,156 in 2004.

     -    Sales increased by 8.5% to $66,690,945 from $61,454,128 in 2004.

     - Operating income increased by 39.7% to $2,400,424 from $1,717,812 in 2004.

     -    Gross margins increased to 30.3% from 29.9% in 2004.

     - Shareholders' equity increased by 47.9% to $6,173,567 from $4,173,898 in 2004.

     -    Fully diluted per share income increased to $0.40 from $0.36 in 2004.

For the quarter:

     -    Net  income  increased  69.4%  to  $775,763  from  $457,819  in  2004.

     -    Sales  increased  by  11.3%  to  $18,464,129 from $16,594,837 in 2004.

     -    Operating income increased by 44.3% to $991,467 from $687,295 in 2004.

     -    Gross  margins  increased  to  30.9%  from  30.4%  in  2004.

     - Fully diluted per share income increased to $0.15 from $0.09 in the 2004 quarter.

     These improved results reflect increased market penetration at two of the Company's subsidiaries, an increase in general industry pricing, above average temperatures during the summer cooling season, and continuing strong product demand. The Company is also benefiting from improved efficiencies at its locations.

     In the fourth quarter the Company added new product lines to its hydronic heating business and added additional personnel to its commercial sales staff. Sales of commercial control systems also expanded in the fourth quarter.

     Bernard Korn, CEO and Chairman of the Company, said "We are pleased with our growth, and continue with our plans to expand current locations, open new locations, and look for acquisition opportunities. Our goal is to be a leading provider in the Northeast of quality residential and commercial heating, air conditioning and high grade plumbing products and accessories."

     Colonial distributes heating, ventilating and air conditioning, ("HVAC"), equipment, parts and accessories, climate control systems, and plumbing supplies to HVAC contractors, primarily in the New York metropolitan area through its Universal Supply Group, Inc. ("Universal"), American/Universal Supply Inc. ("American") and The RAL Supply Group, Inc. ("RAL") subsidiaries. These contractors purchase and install equipment and systems for residential, commercial and industrial users. Universal also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers. It is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet. Universal is headquartered in New Jersey, and, with its affiliates, operates out of seven locations in New Jersey; nine in New York and one in Pennsylvania. For more information on Colonial Commercial Corp.'s operations, products and/or services, please visit www.colonialcomm.com.
--------------------

     Safe Harbor Statement:  The foregoing press release contains statements
     ---------------------
concerning Colonial Commercial Corp.'s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. Colonial wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in Colonial's periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Colonial undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

                    FOR FURTHER INFORMATION, PLEASE CONTACT:
                          WILLIAM PAGANO, PRESIDENT, OR
            WILLIAM SALEK, CHIEF FINANCIAL OFFICER, AT (973) 427-8224
                          (Financial Highlights Follow)

                                     COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
                                   Condensed Consolidated Statements of Operations

                                         (Unaudited)
                                        3 Months Ended            12 Months Ended
                                          December 31,              December 31,
                                  --------------------------  --------------------------
                                      2005          2004          2005          2004
                                  --------------------------  --------------------------
Sales                             $18,464,129   $16,594,837   $66,690,945   $61,454,128
Cost of sales                      12,758,598    11,549,889    46,507,769    43,069,981
                                  ------------  ------------  ------------  ------------
    Gross profit                    5,705,531     5,044,948    20,183,176    18,384,147

Selling, general and
administrative expenses, net        4,714,064     4,357,653    17,782,752    16,666,335
                                  ------------  ------------  ------------  ------------
    Operating income                  991,467       687,295     2,400,424     1,717,812

Other income                           61,013        80,624       272,597       320,359
Interest expense, net;               (282,364)     (253,988)   (1,044,454)     (875,683)
                                  ------------  ------------  ------------  ------------
    Income before income taxes        770,116       513,931     1,628,567     1,162,488

Income tax (benefit) expense           (5,647)       56,112      (487,064)     (498,668)
                                  ------------  ------------  ------------  ------------

    Net income                    $   775,763   $   457,819   $ 2,115,631   $ 1,661,156
                                  ============  ============  ============  ============

Income per common share:
  Basic                           $      0.17   $      0.11   $      0.49   $      0.49
                                  ============  ============  ============  ============
  Diluted                         $      0.15   $      0.09   $      0.40   $      0.36
                                  ============  ============  ============  ============

Weighted average shares
 outstanding:
  Basic                             4,528,024     4,122,860     4,295,697     3,403,152
                                  ============  ============  ============  ============
  Diluted                           5,297,920     5,283,950     5,293,114     4,587,966
                                  ============  ============  ============  ============